Exhibit 99.1

News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media	Robin Keegan	904-357-9194

Rayonier Signs Agreement to Acquire 250,000 Acres

JACKSONVILLE, Fla., Sept. 16, 2011 - Rayonier (NYSE: RYN) today announced it has signed an agreement to acquire approximately 250,000 acres of timberlands from Joshua Timberlands LLC and Oklahoma Timber, LLC for $330 million. The acquisition, which is expected to close in the fourth quarter of this year, will initially be funded using cash, Rayonier's revolving credit facility and the assumption of existing debt of the sellers. Closing is subject to customary timberland transaction conditions.

“The quality and location of these timberlands make them an excellent strategic fit for Rayonier,” said Lee M. Thomas, chairman and chief executive officer. “This transaction is a major step forward in our strategy to grow and diversify Rayonier's timberland ownership while allowing for further expansion of our rural land sales program.”

The timberlands are located in Mississippi, Louisiana, Oklahoma and Alabama. Upon completion of the acquisition, Rayonier will own, lease or manage approximately 2.7 million acres in ten states in the U.S., and New Zealand.

About Rayonier
Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The company owns, leases or manages 2.5 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 45 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

1301 Riverplace Blvd., Jacksonville, FL 32207	904-357-9100

 Certain statements in this document regarding anticipated transactional and financial outcomes, including potential timing of closing and sources of funding, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "anticipate" and other similar language. Forward-looking statements are not guarantees of future outcomes of performance and undue reliance should not be placed on these statements.

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1301 Riverplace Blvd., Jacksonville, FL 32207	904-357-9100